Filed with the Securities and Exchange

Commission on October 10, 1995                         Registration No. 33-63117

================================================================================

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

           ----------------------------------------------------------


                               Amendment No. 1



                                      to


                                  FORM S-3

                           REGISTRATION STATEMENT

                                    Under
                         THE SECURITIES ACT OF 1933


                           DEPOSIT GUARANTY CORP.

       MISSISSIPPI                                            64-072169

(State or other jurisdiction of                     (IRS Employer Identification
incorporation or organization)                      Number)


                            210 EAST CAPITOL STREET
                                  P.O. BOX 730
                               JACKSON, MS  39205
                                 (601) 354-8497
                  (Address of registrant's principal offices)
           ----------------------------------------------------------

                               ARLEN L. MCDONALD
                            210 EAST CAPITOL STREET
                        P.O. BOX 730, JACKSON, MS  39205
                                 (601) 354-8497
           (Name, address, and telephone number of agent for service)
           ----------------------------------------------------------
                                   Copies to:
                             L. KEITH PARSONS, ESQ.
                            WATKINS LUDLAM & STENNIS
                             633 NORTH STATE STREET
                     P.O. BOX 427, JACKSON, MS  39205-0427
                                 (601) 949-4701
           ----------------------------------------------------------


   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement as determined by market conditions.

   If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. [ ]

   If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than in connection with dividend or reinvestment plans, check the following box. [x]



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROSPECTUS





                                994,026 SHARES



                            DEPOSIT GUARANTY CORP.


                                 COMMON STOCK
                           (No Par Value Per Share)

                        ------------------------------



   This Prospectus relates to 994,026 shares (the "Shares") of Common Stock, no par value, of Deposit Guaranty Corp. (the "Company") to be offered from time to time for the accounts of the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares being sold by the Selling Shareholders. The Shares were issued to the Selling Shareholders in connection with the acquisition of First Merchants Financial Corporation by the Company.


   The Company's Common Stock is traded in the over-the-counter market under the NASDAQ symbol "DEPS". On October 6, 1995, the last reported sale price of the Company's Common Stock reported by the NASDAQ National Market System was $41.75.


   The Shares of Common Stock being offered by this Prospectus may be offered and sold by a Selling Shareholder in the NASDAQ National Market System or in privately negotiated transactions, at the maximum price obtainable by the Selling Shareholder.


   The expenses of registration under the Securities Act of 1933 of the Shares being offered hereby are estimated to be approximately $29,439.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is October 10, 1995.

   No person is authorized to give any information or to make any representation in connection with the offering of the Shares other than those contained in this Prospectus and, if given or made, such information or representations must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the Shares in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof.

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington D.C. 20549 at prescribed rates. In addition, because the Common Stock is included in the NASDAQ National Market System, the Company also files reports, proxy statements and other materials with the National Association of Securities Dealers, Inc., c/o NASDAQ Report Section - 3rd Floor, 1735 K Street, NW, Washington, D.C., where such material may be inspected.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995, and June 30, 1995, and the current report on Form 8-K dated August 18, 1995, which have been filed by the Company under the Exchange Act, are incorporated by reference herein. The description of capital stock contained in Item 14 of the Company's Registration Statement on Form 10 filed April 21, 1970, Item 4 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1982, Item 4 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1986, Item 4 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1987, relating to the description of the Company's Common Stock is incorporated by reference herein.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company's principal executive offices at 210 East Capitol Street, Jackson, Mississippi 39201,
Attention: Arlen L. McDonald, Executive Vice President and Chief Financial Officer, telephone number (601) 354-8497.

                         USE OF PROCEEDS BY THE COMPANY

   The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby, nor will any such proceeds be available for use by it or for its benefit.

                              SELLING SHAREHOLDERS


   The following table sets forth certain information concerning the ownership of Common Stock by each Selling Shareholder. The information provided is as of October 6, 1995. All Shares held by the Selling Shareholders were acquired in connection with the acquisition of First Merchants Financial Corporation ("FMFC") and its subsidiary bank, Merchants National Bank ("Merchants"), by the Company, through the merger of FMFC into a wholly-owned subsidiary of the Company. Except as set forth in the table below, no Selling Shareholder has held any position or office, or had any material relationship with the Company in the past three (3) years.





                                                                                        Prior to Offering          Number
                                                                                 -------------------------------     of
                                                                                                   Percentage of   Shares
                                                  Positions Held with FMFC or      Number of          Class         to be
  Name and Address of Selling Shareholder                 Merchants              Shares Owned      Outstanding     Offered
-------------------------------------------      ----------------------------    ------------      -------------   -------
Jim L. Hanna                                     Vice President & Director of        67,937            .35%          67,937
Post Office Box 1356                             FMFC
Fort Smith, AR  72902                            Director of Merchants

H. L. Hembree & Janelle Y. Hembree               H.L. Hembree-Chairman of            360,474           1.84%        360,474
Post Office Box 17007                            FMFC
Fort Smith, AR  72917-9982                       Janelle Y. Hembree-Vice
                                                 President of FMFC
                                                 Both are Directors of FMFC &
                                                 Merchants

H. L. Hembree                                    Director of FMFC & Merchants        24,275            .12%          24,275
Post Office Box 17007                            Chairman of FMFC
Fort Smith, AR  72917-9982

Joe D. Powers                                    Director of FMFC & Merchants        59,250            .30%          59,250
c/o The Merchants National Bank of Fort Smith    President of FMFC
Post Office Box 17007                            Chairman & CEO of Merchants
Fort Smith, AR  72917-9982

The Merchants National Bank of Fort Smith,       Douglas G. Rogers, III, a           55,771            .29%          55,771
Trustee for the Douglas G. Rogers, Jr. Family    beneficiary of the trust, is
Trust 1983                                       a Vice President & Director
Post Office Box 17007                            of FMFC & a Director of
Fort Smith, AR  72917-9982                       Merchants

Ralph J. Speer, Jr.                              Director of FMFC & Merchants        56,863            .29%          56,863
3700 Old Oaks Lane                               Vice President & Assistant
Fort Smith, AR  72093                            Secretary of FMFC

H. Lawson Hembree                                Director of FMFC & Merchants        168,031           .86%         168,031
P. O. Box 17007                                  Executive Vice President of
Fort Smith, AR  72917-9982                       FMFC
                                                 President & COO of Merchants

Scott Hembree                                    Director of FMFC                    168,031           .86%         168,031
P. O. Box 17007                                  Vice President of FMFC
Fort Smith, AR  72917-9982

Gene Bishop                                      ___                                 27,834            .14%          27,834
200 Crescent Court, Suite 1650
Dallas, TX 75201

Dwain Howard                                     ___                                  5,560            .03%          5,560
10105 Foxboro Road
Fort Smith, AR 72903


   The Shares being offered for the accounts of the Selling Shareholders constitute 5.08% of the outstanding stock of the Company as of October 6, 1995.


                              PLAN OF DISTRIBUTION

   The Company's Common Stock is currently traded on the NASDAQ National Market System. The distribution of the Shares may be effected from time to time by the Selling Shareholders in one or more open market transactions on the NASDAQ National Market System, in privately negotiated transactions, or in a combination of such methods of sale. The public offering price for any Shares that are sold will be determined by the price as reported on NASDAQ, or at negotiated prices in private transactions.

                                 LEGAL MATTERS

   The validity of the Shares of Common Stock offered hereby will be passed upon for the Company by Watkins Ludlam & Stennis of Jackson, Mississippi.

                                    EXPERTS

   The consolidated financial statements of the Company as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994, consolidated financial statements refers to a change in the method of accounting for debt securities.


   With respect to the unaudited interim financial information for the periods ended June 30, 1995 and March 31, 1995, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly report on Form 10-Q for the quarters ended June 30, 1995 and March 31, 1995, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Act.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth all fees and expenses payable in connection with the issuance and distribution of the Shares, other than underwriting discounts and commissions. All such fees and expenses will be paid by the Company. All amounts shown are estimates, except for the Commission registration fee.


 Securities and Exchange Commission Registration Fee        $        14,439.09

 Legal Fees and Expenses                                              7,500.00

 Accountants' Fees                                                    5,000.00

 Miscellaneous Expenses                                               2,500.00
                                                            -------------------
 TOTAL                                                      $        29,439.09
                                                            ===================





ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Company is incorporated under the laws of Mississippi.  Subarticle E of
Article 8 of the Mississippi Business Corporation Act prescribes the conditions under which indemnification may be obtained by a present or former director or officer of the Company who incurs expenses or liability as a consequence of matters arising out of his activities as a director or officer.

   Article Nine of the Company's Articles of Incorporation also provides for indemnification of officers and directors under certain circumstances. The Company has purchased a liability policy which, subject to any limitations set forth in the policy, indemnifies the Company's directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed by such person in his capacity as an officer or director.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

   The following exhibits are furnished (or incorporated by reference) as a part of this Registration Statement:


   Exhibit Number                           Description
   --------------                           -----------
      *5              Opinion of Watkins Ludlam & Stennis regarding legality of
                      common stock registered hereby

      *23(a)          Consent of KPMG Peat Marwick LLP, independent auditors

      *23(b) Consent of Watkins Ludlam & Stennis is contained in their opinion filed as Exhibit 5 to this Registration Statement

      *24             Power of attorney included as part of signature page



*  Previously filed.

         ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

                          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Company has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi on this the 10th day of October, 1995.


                                     DEPOSIT GUARANTY CORP.




                                     BY:  *  E. B. ROBINSON, JR.

                                        ---------------------------
                                        E. B. Robinson, Jr.
                                        Chairman of the Board and
                                        Chief Executive Officer





         Pursuant to the requirements of the Securities Act, this Amendment
No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.



         NAME                               TITLE                                       DATE
         ----                               -----                                       ----

  *  E. B. ROBINSON, JR.          Chairman of the Board                           October 10, 1995
------------------------------    and Director  (Principal
E. B. Robinson, Jr.               Executive Officer)


 *  HOWARD L. MCMILLAN, JR.       President and Director                          October 10, 1995
------------------------------
Howard L. McMillan, Jr.

 *  ARLEN L. MCDONALD             Executive Vice President                        October 10, 1995
------------------------------    (Principal Financial
Arlen L. McDonald                 Officer)


 *  STEPHEN E. BARKER             Controller (Principal                           October 10, 1995
------------------------------    Accounting Officer)
Stephen E. Barker

 *  MICHAEL B. BEMIS              Director                                        October 10, 1995
------------------------------
Michael B. Bemis



 *  W. R. NEWMAN, III             Director                                        October 10, 1995
---------------------------
W. R. Newman, III

 *  JOHN N. PALMER                Director                                        October 10, 1995
---------------------------
John N. Palmer

 *  STEVEN C. WALKER              Director                                        October 10, 1995
---------------------------
Steven C. Walker

 *  J. KELLEY WILLIAMS            Director                                        October 10, 1995
---------------------------
J. Kelley Williams

*By: /s/ ROBERT G. BARNETT
    -----------------------
       Robert G. Barnett
        Attorney-in-fact